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                                                                   EXHIBIT 23-A

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 27, 1997, except as to Note 9, which is as of April 10, 1997, relating to the consolidated financial statements of Paul Harris Stores, Inc., which appears in such Prospectus and which is incorporated by reference in such Prospectus from the Paul Harris Stores, Inc. Annual Report on Form 10-K for the year ended February 1, 1997. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial and Operating Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial and Operating Data".

Price Waterhouse LLP

Indianapolis, Indiana

April 16, 1997